EXHIBIT 99.2

CONTACT: Investor Relations (214) 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES CURRENT BOARD MEMBER
JACK BIEGLER TO SUCCEED PAUL M. LOW
AS CHAIRMAN OF THE BOARD
     DALLAS – April 30, 2009 – Capstead Mortgage Corporation (NYSE: CMO) announced today that at its annual meeting of the board of directors Jack Biegler, a member of the board since 2005, was appointed to succeed Paul M. Low as Chairman of the Board effective immediately. Mr. Low will remain on the board as Chairman Emeritus.
     Commenting on Mr. Low’s service to Capstead, Andrew F. Jacobs, President and Chief Executive Officer said “Paul’s legacy at Capstead is unsurpassed. He was a founding member of our board of directors in 1985 and has been serving as our Chairman since 2003. We value the many contributions he has made to Capstead over the years, and we look forward to his continued service and support as Chairman Emeritus.”
     Commenting on Mr. Biegler as the incoming Chairman, Mr. Jacobs added “We have benefited tremendously from Jack’s experience and expertise since his joining the board in 2005. I am confident he will bring the skills, energy and commitment necessary to fulfill his role as Chairman and am looking forward to working closely with him in future years.”
     Mr. Biegler remarked, “It is a privilege to have the opportunity to serve as Chairman of Capstead. Capstead has been a leader in the mortgage industry for over two decades and is fortunate to have a highly experienced management team and an engaged board of directors. I hold a deep respect for Paul and his commitment to Capstead over the years and am honored to follow him as Chairman. As Chairman, I will remain committed to working in the best interests of all shareholders.”
About Capstead
     Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.